     PDF provided as courtesy

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2011
 Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Delaware	001-347129	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA    93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 27, 2011, S&W Seed Company (the "Company") publicly disseminated a press release announcing that it has hired Matthew K. Szot as its full-time Senior Vice President of Finance and Chief Financial Officer, effective November 1, 2011. Mr. Szot has worked part-time for the Company as its Vice President of Finance and Chief Financial Officer under a CFO Support Services Agreement between Cardiff Partners, LLC and the Company since March 2010, but will hereafter be employed directly by the Company on a full-time basis. The text of the press release is furnished as Exhibit 99.1 hereto.

In connection with these new arrangements, on October 27, 2011, the Company and Mr. Szot entered into a two year employment agreement effective November 1, 2011. Under the terms of the agreement, Mr. Szot will receive an annual base salary of $170,000, which will be subject to review at least annually by the Company's Compensation Committee (the "Committee"). Increases in the base salary will be made in the discretion of the Committee. Mr. Szot will also be entitled to bonus compensation to reflect his and the Company's achievements and efforts from time to time, as determined by the Committee. Mr. Szot also remains eligible to participate in the Company's incentive stock plan and other equity incentive plans that may be adopted from time to time, and in anticipation of his new position, was granted 50,000 options on October 24, 2011, in connection with the board's broad-based grant of options to the Company's officers, directors and key employees.

The agreement further provides certain termination arrangements, including: (i) in the event of a termination without cause (as defined in the agreement), Mr. Szot will receive six months' of his then-current base salary as severance; (ii) in the event of a change of control (as defined in the agreement) in which Mr. Szot is not retained in a comparable position, he will receive 12 months of base salary and his equity grants and awards will fully vest and be non-forfeitable; (iii) in the event of termination for cause, all vesting will immediately terminate, and only the earned and unpaid base salary will be paid; and (iv) in the event of other termination events, including death or disability, all payments will terminate immediately, other than payments earned and unpaid, and equity awards will be treated in the manner provided in the applicable plan and award agreement.

The description above is a summary of Mr. Szot's employment agreement and is qualified in its entirety by the employment agreement which is filed as Exhibit 10.1 to this report.

From 1996 to 2003, Mr. Szot was a certified public accountant and audit manager with KPMG in San Diego and Chicago and was responsible for audits of several public companies. From 2003 to 2006, Mr. Szot was the chief financial officer of Rip Curl, Inc., a leading supplier of wetsuit and sports apparel products. Since 2007, Mr. Szot has been the chief financial officer of Cardiff Partners LLC, a financial and business advisory firm that provides executive financial services to various publicly traded and private firms. Mr. Szot graduated from the University of Illinois, Champaign-Urbana, with a Bachelor of Science degree in Agricultural Economics/Accountancy. Mr. Szot is a Certified Public Accountant in the State of California.

There are no transactions between Mr. Szot and the Company that would be reportable under Item 404(a) of Regulation S-K.

The information in Exhibit 99.1 hereto shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless expressly incorporated into a filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act made after the date hereof, the information contained in Exhibit 99.1 hereto shall not be incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.   Financial Statements and Exhibits

(d)    Exhibits

Exhibit	Description
10.1	Employment Agreement between the Registrant and Matthew K. Szot, effective November 1, 2011
99.1	Press Release of S&W Seed Company dated October 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Mark S. Grewal

Mark S. Grewal
President and Chief Executive Officer

Date: October 28, 2011

INDEX TO EXHIBITS

10.1*	Employment Agreement between the Registrant and Matthew K. Szot, effective November 1, 2011
99.1*	Press Release of S&W Seed Company dated October 28, 2011

*    Also provided in PDF format as a courtesy.